EXHIBIT 99.1

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pa. 15272 USA
www.ppg.com

News	Contact:
Jack Maurer
412-434-2181 jmaurer@ppg.com

Investors:
Vince Morales
412-434-3740 vmorales@ppg.com
PPG submits offer to acquire SigmaKalon for approximately €2.2 billion
Acquistion would substantially expand coatings portfolio
PITTSBURGH, Pa., — July 19, 2007 — PPG Industries (NYSE:PPG) today announced an offer to purchase SigmaKalon Group, a worldwide coatings producer based in Uithoorn, The Netherlands, from global private investment firm, Bain Capital. The total transaction value, including assumed debt, is €2.2 billion. Bain Capital has granted a period of exclusivity to PPG Industries and intends to respond to the offer after discussions with appropriate employee representative bodies. Should Bain Capital accept the offer, the acquisition would be subject to customary conditions, including receipt of regulatory approval.
Charles E. Bunch, chairman and chief executive officer, and William H. Hernandez, senior vice president, finance, and chief financial officer, will hold a conference call at 1:30 p.m., ET, to review details of the proposed acquisition. To access the call, dial (800) 230-1951 in the U.S., or (612) 332-0107 internationally, participant code 881432.
SigmaKalon, a global producer of architectural, protective and marine, and industrial coatings, and is a leading coatings supplier in many parts of Europe and other key national markets across the globe, including an increasing presence in Africa and Asia. SigmaKalon sells architectural coatings directly to professional painters via a network of service centers, and maintains a network of approximately 500 company-owned stores and approximately 3,000 independent wholesalers that give it direct access to customers.

SigmaKalon was created in 1999 from the merger of Total’s Kalon Group and PetroFina’s Sigma Coatings, and was acquired in 2003 by Bain Capital. Sales have increased from approximately €1.7 billion in 2003 to approximately €2 billion in 2006.
“The SigmaKalon business has performed well financially and would be a strong complement to our existing coatings businesses,” said Charles E. Bunch, chairman and chief executive officer of PPG. “It would give us an excellent footprint in the European architectural coatings segment, where today we have a very nominal participation. This acquisition would give us a more balanced coatings business in Europe, approximately doubling our European sales, and expand our global coatings portfolio by more than 40 percent.”
Bunch added that the acquisition would also strengthen PPG’s participation in higher growth markets, such as Southern and Central Europe, Africa and Asia, and fits well with PPG’s growing presence in protective and marine coatings spurred by several other recent acquisitions.
Bunch said that PPG’s disciplined approach to mergers and acquisitions and its strong track record in acquisition integration will serve it well with the SigmaKalon transition.
“This is an excellent acquisition opportunity for us,” said Bunch. “It fits perfectly with our strategies, and from both a geographic and end-use market perspective, it would enhance PPG’s ability to continue to drive profitable growth, with the end result of increasing shareholder value.”
“PPG remains committed to ensuring that both our customers and SigmaKalon’s customers continue to receive excellent performance in quality products and services while we work through the contemplated integration of the businesses,” said Michael H. McGarry, Vice President, Coatings and Managing Director, PPG Europe. “In fact, we believe this proposed acquisition will enhance our ability to meet the needs of all of our coatings customers.”
Lazard is acting as financial advisor to PPG Industries.
About PPG
Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company employs more than 34,000 people and has 125 manufacturing facilities and equity affiliates in more than 25 countries. Sales in 2006 were $11 billion. PPG shares are traded on the New York and Philadelphia stock exchanges (symbol: PPG). For more information, visit www.ppg.com.
About Bain Capital
Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, venture capital, public equity, and leveraged debt assets with approximately $50 billion in total assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 240 companies around the world including such industrial and such industrial and consumer products manufacturing companies as Brenntag, FCI, Sealy, Bombardier Recreational Products, Novacap, Innophos, Boart Longyear and FCI. Headquartered in Boston, Bain Capital has offices in London, New York, Munich, Tokyo, Hong Kong and Shanghai.
Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.
Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.
Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.
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